EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK

SAN JUAN, PUERTO RICO - October 29, 2026 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of $0.05 per share on October 28, 2026 to be paid on December 4, 2026 to stockholders of record as of November 9, 2026.
EVERTEC’s Board anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to the Board's approval and may be adjusted as business needs or market conditions change.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process over ten billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Lily Arteaga
(787) 773-5442
IR@evertecinc.com